Exhibit 99(i)(2)

April 26, 2023

Ohio National Fund, Inc.

One Financial Way

Montgomery, Ohio 45242

RE:	Ohio National Fund, Inc., File Nos: 2-67464, 811-3015

Dear Ladies and Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 101 to the Registration Statement of Ohio National Fund, Inc. (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 103 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP